Exhibit 2.2

Note: This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

April 14, 2026

Consolidated Financial Results

for the Fiscal Year Ended February 28, 2026

(Under Japanese GAAP)

Company name:	SFP Holdings Co., Ltd.
Listing:	Tokyo Stock Exchange
Securities code:	3198
URL:	https://www.sfpdining.jp
Representative:	Makoto Sato, Representative Director and President
Inquiries:	Akihiro Kimura, Managing Director
Telephone:	+81-44-750-7154

Scheduled date of annual general meeting of shareholders:	May 21, 2026
Scheduled date to commence dividend payments:	May 1, 2026
Scheduled date to file annual securities report:	May 21, 2026
Preparation of supplementary material on financial results:	Yes
Holding of financial results briefing:	Yes (for institutional investors and analysts)

(Yen amounts are rounded down to millions, unless otherwise noted.)

1.	Consolidated financial results for the fiscal year ended February 28, 2026 (from March 1, 2025 to February 28, 2026)

(1)	Consolidated operating results	(Percentages indicate year-on-year changes.)

	Net sales		Operating profit		Ordinary profit		Profit attributable to owners of parent
Fiscal year ended	Millions of yen	%	Millions of yen	%	Millions of yen	%	Millions of yen	%
February 28, 2026	31,119	2.4	1,706	(21.9)	1,836	(19.5)	1,085	(26.9)
February 28, 2025	30,389	4.5	2,186	7.9	2,281	2.0	1,485	(14.2)

Note:	Comprehensive income	For the fiscal year ended February 28, 2026:	¥1,058 million	[(31.0)%]
		For the fiscal year ended February 28, 2025:	¥1,534 million	[(9.0)%]

	Basic earnings per share	Diluted earnings per share	Return on equity	Ratio of ordinary profit to total assets	Ratio of operating profit to net sales
Fiscal year ended	Yen	Yen	%	%	%
February 28, 2026	47.60	–	12.1	13.4	5.5
February 28, 2025	65.15	–	18.0	16.7	7.2

Reference:	Share of profit (loss) of entities accounted for using equity method

For the fiscal year ended February 28, 2026:	¥ 5 million
For the fiscal year ended February 28, 2025:	¥ 4 million

(2)	Consolidated financial position

	Total assets	Net assets	Equity-to-asset ratio	Net assets per share
As of	Millions of yen	Millions of yen	%	Yen
February 28, 2026	13,512	9,181	68.0	402.66
February 28, 2025	13,963	8,732	62.5	383.00

Reference:	Equity

As of February 28, 2026:	¥ 9,181 million
As of February 28, 2025:	¥ 8,732 million

(3)	Consolidated cash flows

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents at end of period
Fiscal year ended	Millions of yen	Millions of yen	Millions of yen	Millions of yen
February 28, 2026	1,376	(997)	(1,346)	4,308
February 28, 2025	2,052	(485)	(808)	5,275

2.	Cash dividends

	Annual dividends per share					Total cash dividends (Total)	Payout ratio (Consolidated)	Ratio of dividends to net assets (Consolidated)
	First quarter-end	Second quarter-end	Third quarter-end	Fiscal year-end	Total
	Yen	Yen	Yen	Yen	Yen	Millions of yen	%	%
Fiscal year ended February 28, 2025	–	13.00	–	13.00	26.00	592	39.9	7.2
Fiscal year ended February 28, 2026	–	14.00	–	14.00	28.00	638	58.8	7.1

Note: SFP Holdings Co., Ltd. (the “Company”) is scheduled to be delisted on June 29, 2026, and then become the dissolved company in an absorption-type merger with an effective date of July 1, 2026, subject to approval at the annual general meeting of shareholders scheduled to be held on May 21, 2026. Therefore, no dividend forecast for the fiscal year ending February 28, 2027, is provided.

3.	Consolidated financial result forecasts for the fiscal year ending February 28, 2027 (from March 1, 2026 to February 28, 2027)

The Company is scheduled to be delisted on June 29, 2026, and then become the dissolved company in an absorption-type merger with an effective date of July 1, 2026, subject to approval at the annual general meeting of shareholders scheduled to be held on May 21, 2026. Therefore, no financial result forecasts for the fiscal year ending February 28, 2027, are provided.

*	Notes
(1)	Significant changes in the scope of consolidation during the period: None
(2)	Changes in accounting policies, changes in accounting estimates, and restatement

(i)	Changes in accounting policies due to revisions to accounting standards and other regulations: Yes
(ii)	Changes in accounting policies due to other reasons: None
(iii)	Changes in accounting estimates: None
(iv)	Restatement: None

(3)	Number of issued shares (common shares)

(i)	Total number of issued shares at the end of the period (including treasury shares)

As of February 28, 2026	22,813,689 shares
As of February 28, 2025	22,813,689 shares

(ii)	Number of treasury shares at the end of the period

As of February 28, 2026	10,552 shares
As of February 28, 2025	13,285 shares

(iii)	Average number of shares outstanding during the period

Fiscal year ended February 28, 2026	22,802,478 shares
Fiscal year ended February 28, 2025	22,796,757 shares

[Reference] Overview of non-consolidated financial results

1.	Non-consolidated financial results for the fiscal year ended February 28, 2026 (from March 1, 2025 to February 28, 2026)

(1)	Non-consolidated operating results	(Percentages indicate year-on-year changes.)

	Net sales		Operating profit		Ordinary profit		Profit
Fiscal year ended	Millions of yen	%	Millions of yen	%	Millions of yen	%	Millions of yen	%
February 28, 2026	3,273	(7.4)	1,229	(10.1)	2,265	51.7	1,643	78.7
February 28, 2025	3,535	1.7	1,367	11.5	1,493	4.6	920	0.8

	Basic earnings per share	Diluted earnings per share
Fiscal year ended	Yen	Yen
February 28, 2026	72.09	–
February 28, 2025	40.36	–

(2)	Non-consolidated financial position

	Total assets	Net assets	Equity-to-asset ratio	Net assets per share
As of	Millions of yen	Millions of yen	%	Yen
February 28, 2026	13,198	8,575	65.0	376.08
February 28, 2025	12,829	7,540	58.8	330.74

Reference:	Equity

As of February 28, 2026:	¥ 8,575 million
As of February 28, 2025:	¥ 7,540 million

*	Financial results reports are exempt from audit conducted by certified public accountants or an audit firm.

*	Proper use of earnings forecasts, and other special matters

Caution Regarding Forward-Looking Statements:

The forward-looking statements, including earnings forecasts, contained in this document are based on information currently available to the Company and certain assumptions deemed reasonable. As such, they do not constitute guarantees by the Company of future performance. Actual results may differ materially from those presented herein due to a variety of factors.